SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
Filed by the registrant ☑
Filed by a party other than the registrant ☐
Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☑	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting material under Rule 14a-12.
The Coventry Funds Trust
(Name of Registrant as Specified in Its Charter)
     (Names of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Free Enterprise Action Fund
A series of The Coventry Funds Trust
3435 Stelzer Road
Columbus, OH 43219
Dear Shareholder:
     On or about March 24, 2008, we mailed to you a Notice of Special Meeting of Shareholders and a Proxy Statement relating to the reorganization of the Free Enterprise Action Fund. The following information is intended to amend certain disclosures in the Proxy Statement.
     The paragraph entitled “Independent Registered Public Accounting Firm” on page 14 is deleted in its entirety and replaced with the following.
     Ernst & Young, LLP, located at 41 South High Street, Columbus, Ohio 43215, currently serves as the Fund’s independent registered public accounting firm. Ernst & Young, LLP performs an annual audit of the Fund’s financial statements and provides other services related to filings with respect to securities regulations. Cohen Fund Audit Services, Ltd., located at 800 Westpoint Parkway, Suite 1100, Westlake, OH 44145, will provide substantially similar services for the New Fund following the Reorganization.
     The paragraph entitled “Custodian” on page 15 is deleted in its entirety and replaced with the following.
     The Huntington National Bank, N.A., located at, 41 South High Street, Columbus, Ohio 43215 is custodian of the Fund’s investments (the “Custodian”). The Custodian will continue to serve in the same capacity for the New Fund assuming the reorganization is approved and completed. The Custodian acts as the Fund’s depository, safe keeps its portfolio securities, collects all income and other payments with respect thereto, disburses funds at the Fund’s request and maintains records in connection with its duties.
     Your vote is very important. Even if you do not plan to attend the meeting in person, it is important that your shares be represented. You may use the proxy card enclosed with the Proxy Statement to vote your shares. If you have already voted your shares, you do not need to vote again.
Curtis Barnes, Secretary
March 31, 2008